Exhibit 10.1

CONTRIBUTION AGREEMENT
BETWEEN
ANTARES ENERGY COMPANY,
AS ANTARES
AND
BREITBURN OPERATING LP
AS BREITBURN
Executed on October 24, 2014

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EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit A-1	Properties
Exhibit A-2	Excluded Equipment
Exhibit B	Conveyance
Exhibit C	Persons with Knowledge

Schedule 1.2(d)	Contracts
Schedule 1.3(f)	Excluded Permits
Schedule 2.3	Allocated Value
Schedule 3.3(e)	Contested Taxes
Schedule 3.3(m)	Other Permitted Encumbrances
Schedule 5.7	Litigation
Schedule 5.8	Taxes and Assessments
Schedule 5.9	Outstanding Capital Commitments
Schedule 5.10	Compliance With Laws
Schedule 5.11(a)	Defaults
Schedule 5.11(b)	Certain Contracts
Schedule 5.12	Payments For Production
Schedule 5.13	Imbalances
Schedule 5.14	Governmental Authorizations
Schedule 5.15	Preferential Rights & Consents to Assign
Schedule 5.18	Leases
Schedule 5.21	Suspense Proceeds
Schedule 7.4	Operation of Business
Schedule 9.3(c)	Antares’s Wiring Instructions

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CONTRIBUTION AGREEMENT
This Contribution Agreement (the “Agreement”), is executed on October 24, 2014, by and between Antares Energy Company, a Delaware corporation (“Antares”), and Breitburn Operating LP, a Delaware limited partnership (“Breitburn”). Breitburn and Antares may each be referred to herein as a “Party”, and collectively as the “Parties”.
RECITALS:
A.    Antares owns oil and gas properties including real and personal, tangible and intangible interests , which are more fully defined below as “Assets”.
B.    Antares desires to transfer to Breitburn and Breitburn desires to accept from Antares the Assets, in the manner and upon the terms and conditions hereafter set forth.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
CONTRIBUTION AND CONSIDERATION
Section 1.1    Contribution and Consideration.
Upon the terms and subject to the conditions of this Agreement, Antares agrees to contribute to Breitburn and Breitburn agrees to acquire from Antares in exchange for the Consideration (as defined in Section 2.1), the Assets. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in Article 13 hereof.
Section 1.2    Assets.
As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Antares’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following, excluding, however, the Excluded Assets:
(a)    All of the oil and gas leases; oil, gas and/or mineral leases; subleases and other leaseholds; carried interests; mineral fee interests; overriding royalty interests; reversionary rights; and other properties and interests described on Exhibit A, subject to such depth limitations and other restrictions and limitations set forth on Exhibit A or in the instruments that constitute (or are assignments or conveyances in the chain of title to) the foregoing properties and interests (collectively, the “Leases”), together with, subject to such limitations and restrictions, each and every kind and character of right, title, claim, and interest that Antares has in and to the Leases, the lands covered by the Leases or the lands pooled, unitized, communitized or consolidated therewith (such lands covered  by the Leases or pooled, unitized, communitized or consolidated therewith being hereinafter referred to as the “Lands”);
(b)    All oil, gas, water, CO2, disposal or injection wells (i) listed on Exhibit A-1 attached hereto (whether or not located on the Lands) or (ii) located on the Lands, in each case, whether producing, shut-in, plugged or abandoned (collectively, the “Wells”);
(c)    Any pools or units which include any portion of the Lands or all or a part of any Leases or any Wells, including those pools or units shown on Exhibit A-1 (the “Units”, such Units together with the Leases, Lands and Wells, or in cases when there is no Unit, the Leases together with the Lands and Wells, being hereinafter referred to collectively as the “Properties” and individually as a “Property”), and including all interest of Antares in Hydrocarbon production from any such Unit, whether such Unit Hydrocarbon production comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;
(d)    All contracts, agreements and instruments by which the Properties are bound, or to which the Properties are subject, but in each case only to the extent applicable to the Properties and not the Excluded Assets or other properties of Antares or its Affiliates not included in the Assets, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, pre-pooling agreements, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, and further including those agreements and instruments identified on Schedule 1.2(d) (hereinafter collectively referred to as the “Contracts”), provided that “Contracts” shall exclude (i) any contracts, agreements and instruments to the extent transfer is (A) restricted by their respective terms or third Person agreement and the necessary consents to transfer are not obtained pursuant to Section 3.5, or (B) subject to payment of a fee or other consideration under any license agreement or other agreement with a Person other than an Affiliate of Antares, and for which no consent to transfer has been received or for which Breitburn has not agreed in writing to pay the fee or other consideration, as applicable, and (ii) the instruments constituting the Leases and Surface Rights;
(e)    All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights and Governmental Authorizations appurtenant to, or used or held for use in connection with, the Properties, but in each case only to the extent applicable to the Properties and Assets and not the Excluded Assets (hereinafter collectively referred to as the “Surface Rights”), provided that “Surface Rights” shall exclude any of the foregoing to the extent transfer is (i) restricted by their respective terms or third Person agreement and the necessary consents to transfer are not obtained pursuant to Section 3.5, or (ii) subject to payment of a fee or other consideration under any license agreement or other agreement with a Person other than an Affiliate of Antares, and for which no consent to transfer has been received or for which Breitburn has not agreed in writing to pay the fee or other consideration, as applicable;

(f)    All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held in connection with the operation of the Properties, including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities, but in each case only to the extent the foregoing are applicable to the Properties and not the Excluded Assets or other properties of Antares or its Affiliates not included in the Assets (the “Equipment”);
(g)    All Hydrocarbons produced from or attributable to the Properties from and after the Effective Time; and all inventories of Hydrocarbons produced from or attributable to the Properties that are in storage in tanks or pipelines on the Effective Time only to the extent that Antares receives an upward adjustment to the Consideration pursuant to Section 2.2(d) in respect of such Hydrocarbons;
(h)    All Imbalances; and
(i)    Originals, or copies where Antares does not have the originals, of all of the following records, subject to Section 1.5: All Lease files; Land files; Well files; Contract and Surface Right files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; and files and all other books, records, data, files, maps and accounting records to the extent related to the other Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding the Excluded Records (such copies, collectively, and subject to such exclusion, the “Records”); and
(j)    All escrow accounts which contain Suspended Proceeds relating to unknown or absent royalty owners of the Properties, except to the extent an adjustment is provided under Section 7.9.
Section 1.3    Excluded Assets.
Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the Contribution and Consideration contemplated hereby (collectively, the “Excluded Assets”):
(a)    the items expressly identified on Exhibit A-2;
(b)    all rights to any refund (whether by payment, credit, offset or otherwise) of Taxes or other costs or expenses borne by Antares or Antares’s predecessors in interest and/or title attributable to periods prior to the Effective Time;
(c)    all rights, claims, indemnities, warranties, guaranties, and causes of action (including insurance claims, whether or not asserted, under policies of insurance or claims to the proceeds of insurance) that may be asserted against a third Person and accrued during the period prior to the Effective Time, or that are attributable to (or by their terms cover) (A) liabilities retained by Antares hereunder, or (B) actions, events or omissions prior to the Effective Time, except, in each case, to the extent such items arise from or by their terms cover Assumed Antares Obligations or are otherwise allocated to Breitburn under the other provisions of this Agreement;
(d)    all rights of Antares under Contracts attributable to periods before the Effective Time insofar as such rights relate to Antares Indemnity Obligations or other liabilities of Antares retained under this Agreement;
(e)    rights to initiate and conduct joint interest audits or other audits of Property Costs incurred before the Effective Time, and to receive costs and revenues in connection with such audits, but in each case only to the extent, and for the time period, Antares is responsible for such Property Costs under this Agreement;
(f)    Antares’s area-wide Asset Bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Antares’s business generally, as reflected in Schedule 1.3(f);
(g)    all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables, and all other accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code), in each case attributable to the Assets with respect to any period of time prior to the Effective Time (excluding Hydrocarbon inventories subject to Section 1.2(g) for which Antares receives an upward adjustment to the Consideration), as determined in accordance with GAAP;
(h)    trademarks, patents, trade names and similar intellectual property;
(i)    Asset Bonds retained by Antares pursuant to Section 12.6;
(j)    all vehicles used in connection with the Assets (whether or not leased);
(k)    all offices and office leases, and computers, phones, office supplies, furniture, equipment and related personal effects located in such offices;
(l)    all hedges, futures, swaps and other derivatives, including rights relating thereto, affecting the Assets;
(m)    Assets retained by Antares or excluded from the Assets pursuant to Section 3.5 or 7.6, subject to the terms of such Sections; and
(n)    the Excluded Records.
Section 1.4    Effective Time; Proration of Costs and Revenues.
(a)    Possession of the Assets shall be transferred from Antares to Breitburn on the date hereof, but certain financial benefits and obligations of the Assets shall be transferred effective as of 7:00 A.M., local time, on October 1, 2014 where the respective Assets are located (the “Effective Time”), as further set forth in this Agreement.

(b)    Except to the extent accounted for in the adjustments to the Consideration made under Section 2.2, (i) Breitburn shall be entitled to all production from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits (excluding the Adjusted Consideration and all other consideration due to Antares hereunder) earned with respect to the Assets at or after the Effective Time, and (ii) Antares shall be entitled to all production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as applied by Antares in the ordinary course of business consistent with past practice. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 1.4(b), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Lease, Unit or Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands. Antares shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging and strapping data is not available.
(c)    As used herein, “Property Costs” means (i) all costs attributable to the ownership or operation of the Assets (including prepaid costs or deposits, costs of insurance, and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes), (ii) capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business, (iii) where applicable, such costs and capital expenditures charged in accordance with the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument, or if none, charged to the Assets on the same basis as charged on the date of this Agreement, and (iv) overhead costs charged to the Assets under the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument by unaffiliated third parties, or if none, charged to the Assets on the same basis as charged on the date of this Agreement; provided that “Property Costs” shall exclude, without limitation, liabilities, losses, costs, and expenses attributable to (i) claims, investigations, Proceedings or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law (including private rights or causes of action under any Law), (ii) title claims (including claims that the Leases have terminated), (iii) obligations to plug wells, dismantle facilities, close pits and restore the surface or seabed around such wells, facilities and pits, (iv) obligations to cure, address or remediate any contamination of groundwater, surface water, soil or Equipment under applicable

Environmental Laws, (v) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (vi) gas balancing obligations and similar obligations arising from Imbalances, (vii) claims for improper calculation or payment of royalties, overriding royalties or similar burdens based on the deduction of post-production costs or the use of prices received by Antares or a particular reference price, and (viii) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Section 11.2 or elsewhere in this Agreement. For the purposes of calculating the adjustments to the Consideration under Section 2.2 or implementing the terms of Section 7.7 or Article 11, ad valorem, property and similar Taxes, right-of-way fees, insurance premiums and Property Costs (excluding delay rentals, lease bonuses, minimum royalties, option payments, lease extension payments and shut-in royalties) that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or at and after, the Effective Time, except that production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, or at and after, the Effective Time. Subject to the preceding sentence, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when goods are delivered, or when the work is performed.
Section 1.5    Delivery and Maintenance of Records.
(a)    Antares, at Breitburn’s cost, shall deliver the Records to Breitburn within three (3) Business Days following the date hereof. Antares may retain copies of any Records that it needs for litigation, tax, accounting, and auditing purposes and may use them for only those purposes.
ARTICLE 2
CONSIDERATION
Section 2.1    Consideration.
The consideration for the Assets (the “Consideration”) shall consist of (i) Fifty Million Dollars ($50,000,000) (the “Cash Consideration”) and (ii) Four Million Three Hundred Thousand (4,300,000) common units, each representing a limited partner interest (the “Common Units”) in the Parent (the “Unit Consideration”); provided, however, that the Cash Consideration portion of the Consideration shall be adjusted as provided in Section 2.2 and Section 9.3 (the “Adjusted Consideration”).
Section 2.2    Adjustments to Consideration.
The Cash Consideration for the Assets shall be adjusted as follows with all such amounts being determined in accordance with GAAP and COPAS standards, as applied by Antares in the ordinary course of business consistent with past practice (with such adjustments being made so as to not give duplicative effect):

(a)    Reduced by the aggregate amount of the following proceeds received and retained by Antares between the Effective Time and the date hereof (with the period between the Effective Time and the date hereof referred to as the “Adjustment Period”): proceeds earned from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales, excise or similar Taxes not reimbursed to Antares by the purchaser of production) produced from or attributable to the Properties after the Effective Time;
(b)    Reduced in accordance with Section 3.5 or Section 7.6, by an amount equal to the Allocated Value of those Properties (i) with respect to which preferential purchase rights have been exercised on or prior to the date hereof, or (ii) that cannot be transferred due to unsatisfied and unwaived Consent Requirements;
(c)    Reduced in accordance with Section 7.6 by an amount equal to the Allocated Value of those Properties that are subject to a Proceeding on or prior to the date hereof seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce preferential rights;
(d)    Increased by the amount equal to the value of all of Antares’s inventories of Hydrocarbons produced from or attributable to the Properties that are in storage in tanks or pipelines above the load line or pipeline connection, as applicable, as of the Effective Time (which value shall be computed using the realized price at which time the Hydrocarbons are sold), less any applicable production, severance, sales or excise Taxes, overriding royalties, royalties and similar burdens on or payable out of production; provided, however, that the adjustment contemplated by this paragraph shall be only made to the extent that Antares does not receive and retain the proceeds, or portion thereof, attributable to the sale of such Hydrocarbons;
(e)    Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets that are paid by Antares and incurred on or after the Effective Time, including pre-paid costs and deposits, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a); and
(f)    Decreased in accordance with Section 7.9, as applicable.
The adjustment described in Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Breitburn’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and Breitburn shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made. No amount shall be charged to Breitburn, on the date hereof or in the Final Settlement, for the net profits overriding royalty interest or amounts related thereto that are owed to Macquarie Americas Corp. or any of its Affiliates for the period between the Effective Time and the Closing Date.

Section 2.3    Allocation of Consideration.
Within thirty (30) days after the date hereof, Breitburn and Antares will agree upon an allocation of the unadjusted Consideration among each of the Assets, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury Regulations thereunder. Such allocation shall be consistent with the Allocated Values set forth in Schedule 2.3. The “Allocated Value” for any Asset equals the portion of the unadjusted Consideration allocated to such Asset on Schedule 2.3, increased or decreased as described in Section 2.2. Any adjustments to the Consideration other than the adjustments provided for in Sections 2.2(b) and 2.2(c) shall be applied on a pro rata basis in proportion to the amounts set forth on Schedule 2.3 for all Assets. After all such adjustments are made, any adjustments to the Consideration pursuant to Sections 2.2(b) and 2.2(c) shall be applied to the amounts set forth in Schedule 2.3 for the particular affected Assets. After Antares and Breitburn have agreed on the Allocated Values for the Assets, the Parties will be deemed to have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but Antares makes no representation or warranty as to the accuracy of such values. Antares and Breitburn agree (i) that the Allocated Values, as adjusted pursuant to this paragraph, shall be used by Antares and Breitburn as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values (as adjusted pursuant to this paragraph) in notices to Governmental Bodies, in audit or other Proceedings with respect to Taxes, in notices to preferential purchase right holders, or in other documents or notices relating to the transactions contemplated by this Agreement without the consent of the other Party. Breitburn and Antares further agree that, on or immediately after the date hereof, they will mutually agree as to the further allocation of the Allocated Values included in Schedule 2.3 as to the relative portion of those values attributable to leasehold costs and depreciable equipment.
ARTICLE 3
TITLE MATTERS
Section 3.1    Antares’s Title.
(a)    The Special Warranty in the Conveyance (subject to Section 7.8) shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Breitburn with respect to title to the Assets.
(b)    The conveyance of the Assets to be delivered by Antares to Breitburn shall be substantially in the form of Exhibit B (the “Conveyance”).
Section 3.2    Certain Definitions.
(a)    As used in this Agreement and in the Conveyance, the term “Defensible Title” means that title of Antares that is deducible of record, by standards of limitations, adverse possession or prescription, or by any other legally enforceable right, which, subject to and except for Permitted Encumbrances:

(i)    Entitles Antares to receive a share of the Hydrocarbons produced, saved and marketed from any Lease or Well (each, a “Subject Property”) throughout the productive life thereof (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”) as to the deepest producing formation, of not less than the “net revenue interest” share shown in Exhibit A or Exhibit A-1 for such Subject Property as to such deepest producing formation, except for decreases resulting from reversionary interests, carried interests, horizontal or vertical severances or other matters or changes in interest stated in Exhibit A or Exhibit A-1;
(ii)    Obligates Antares to bear not greater than the “working interest” share shown in Exhibit A or Exhibit A-1 of the costs and expenses for the maintenance and development of, and operations relating to, any Subject Property (a “Working Interest”) as to the deepest producing formation, except increases reflected in Exhibit A or Exhibit A-1, increases resulting from contribution requirements with respect to defaulting parties under applicable operating, unit, pooling, pre-pooling or similar agreements and increases that are accompanied by at least a corresponding proportionate increase in Antares’s Net Revenue Interest;
(iii)    Is free and clear of liens and encumbrances on title that affect or encumber a Property;
in each case excluding, subject to and determined without regard to matters constituting Permitted Encumbrances.
Section 3.3    Definition of Permitted Encumbrances.
As used herein, the term “Permitted Encumbrances” means any or all of the following:
(a)    Royalties, nonparticipating royalty interests, net profits interests and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce Antares’s Net Revenue Interest below that shown in Exhibit A or Exhibit A-1 or increase Antares’s Working Interest above that shown in Exhibit A or Exhibit A-1 without a corresponding proportional increase in the Net Revenue Interest;
(b)    The terms and provisions of all Leases (including assignments and conveyances in the chain of title to the Leases), Contracts, Surface Rights, unit agreements, pooling agreements or orders, pre-pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate: (i) reduce Antares’s Net Revenue Interest below that shown in Exhibit A or Exhibit A-1 or increase Antares’s Working Interest above that shown in Exhibit A or Exhibit A-1 without a corresponding proportional increase in the Net Revenue Interest, and (ii) materially interfere with the ownership and operation of the Assets as currently owned and operated;

(c)    Subject to compliance with Sections 3.5 and 7.6, third Person consent requirements and preferential rights to purchase the Assets applicable to this or a future transaction involving the Assets;
(d)    Third Person consent requirements and similar restrictions with respect to which waivers or consents are obtained by Antares from the appropriate Persons on or prior to the date hereof or which need not be satisfied prior to a transfer;
(e)    Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions, such contested actions being reflected in Schedule 3.3(e);
(f)    All rights to consent, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets if they are not required prior to the sale or conveyance or are of a type customarily obtained after such sale or conveyance;
(g)    Rights of reassignment normally arising upon final intention to abandon or release all or any part of the Assets;
(h)    Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate: (i) reduce Antares’s Net Revenue Interest below that shown in Exhibit A or Exhibit A-1 or increase Antares’s Working Interest above that shown in Exhibit A or Exhibit A-1 without a corresponding proportional increase in Net Revenue Interest, and (ii) materially interfere with the ownership and operation of the Assets as currently owned and operated;
(i)    Calls on Hydrocarbon production under existing Contracts;
(j)    All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable Laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;
(k)    Any encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by Breitburn on or prior to the date hereof or which is discharged by Antares on the date hereof;
(l)    Any matters set forth on Exhibit A or Exhibit A-1;
(m)    Any Contracts or Surface Rights set forth on Schedule 1.2(d), or any matters set forth on Schedule 5.7 or Schedule 3.3(m);
(n)    Imbalances associated with the Assets; and
(o)    Any liens, charges, encumbrances, defects or irregularities in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar Contracts or Surface Rights, or otherwise in the ordinary course of business) that are of a nature customarily accepted by prudent purchasers of oil and gas properties and do not, individually or in the aggregate, (i) reduce Antares’s Net Revenue Interest below that shown in Exhibit A or Exhibit A-1 or increase Antares’s Working Interest above that shown in Exhibit A or Exhibit A-1 without a corresponding increase in Net Revenue Interest, and (ii) adversely interfere in any material respect with the ownership, operation or development of any Lease or Well.
Section 3.4    Intentionally Omitted.
Section 3.5    Consents to Assignment and Preferential Rights to Purchase.
Antares shall use commercially reasonable efforts (provided Antares shall not be required to expend out of pocket costs payable to third Persons) to request and obtain (i) all necessary consents to assignment of the Assets (excluding Governmental Bodies, which are addressed elsewhere in this Agreement) and (ii) all waivers of applicable preferential rights to purchase any Asset, in each case that would be triggered by the Contribution and Consideration contemplated by this Agreement, and of which Antares has knowledge as set forth on Schedule 5.15 (such consents and preferential rights, “Preferential Rights and Consents”). The consideration payable under this Agreement for any particular Assets for purposes of preferential purchase right notices shall be the Allocated Value for such Assets (proportionately reduced if an Asset is only partially affected). Breitburn shall cooperate with Antares in seeking to satisfy or obtain waivers of, as applicable, such Preferential Rights and Consents.
(a)    Consents. On the date hereof, Antares has notified Breitburn of all Preferential Rights and Consents that have not been waived or granted, as applicable, or that have been exercised in the case of preferential rights to purchase, and the Assets to which they pertain. In no event shall there be included in the Conveyances on the date hereof any Asset subject to an unsatisfied consent requirement that would be triggered by the Contribution and Consideration contemplated by this Agreement and provides that transfer of the Asset without consent will result in (i) a termination or other material impairment of any existing rights in relation to such Asset or (ii) the payment of liquidated damages absent the consent (such consent requirement, a “Consent Requirement”). In cases where the Asset subject to a Consent Requirement is a Contract and Breitburn is assigned the Properties to which the Contract relates, but the Contract is not transferred to Breitburn due to the unwaived Consent Requirement, Antares shall continue after the date hereof to use commercially reasonable efforts to obtain the applicable consent so that Antares’s right, title and interest in such Contract can be transferred to Breitburn upon the receipt of such consent. In cases where the Asset subject to a Consent Requirement is a Property and the third Person consent to the sale and transfer of such Property has not been obtained on or prior to the date hereof, (i) the affected Property shall be excluded from the Assets for purposes of the Conveyance delivered herewith unless and until the Consent Requirement is waived or satisfied before the Final Settlement Date (unless otherwise agreed by Antares and Breitburn), (ii) there shall be a downward adjustment to the Consideration equal to the Allocated Value of the affected Property, and (iii) the Parties shall otherwise account to each other under Section 2.2 and Section 2.3 to reflect the exclusion of the Property in the preliminary settlement statement delivered under Section 9.3(a). In cases where an Asset is subject to a third Person consent requirement that is not a Consent Requirement, the Asset shall be included in the Assets on the date hereof (unless excluded pursuant to the other provisions of this Agreement) and Breitburn (with Antares’s reasonable cooperation) shall be responsible after the date hereof for satisfying such consent requirement at its sole cost, risk and expense, to the extent the applicable consent was not obtained or waived on or prior to the date hereof. If an unsatisfied Consent Requirement for which a Consideration adjustment is made in the preliminary settlement statement is subsequently satisfied prior to the date of the final determination of the Final Settlement Statement (the “Final Settlement Date”), Antares shall receive an additional upward adjustment to the Consideration equal to the amount of the previous reduction in the Consideration on account of the Consent Requirement and the provisions of this Section 3.5 shall no longer apply except for the assignment made under the next sentence. Within five (5) Business Days of the satisfaction or waiver of any such Consent Requirement, or at another mutually agreed time, (i) Breitburn shall pay to Antares the amount of the upward adjustment described in the preceding sentence in cash by wire transfer, (ii) Antares shall assign to Breitburn using substantially the same form as the Conveyance, to the extent previously unassigned, each Property subject to an aforementioned Consent Requirement that was subsequently satisfied after the date hereof but prior to the Final Settlement Date, and (iii) the Parties shall otherwise account to one another under Section 2.2 and Section 2.3 in the Final Settlement Statement to reflect the inclusion of the Property in the Assets (but taking into account the prior payment made under clause (i) of this sentence).
(b)    Exercised Preferential Rights to Purchase. If any preferential right to purchase any Property that would be triggered by the Contribution and Consideration contemplated by this Agreement was exercised on or prior to the date hereof, such Property transferred to the exercising third Person as a result of the exercise of such preferential right shall be excluded from the Assets for all purposes hereunder, and the Consideration shall be reduced under Section 2.2(b) by the Allocated Value for such Property (proportionately reduced if the preferential right affects only a portion of such Property). Antares shall retain the consideration paid by the third Person pursuant to the exercise of such preferential right. If any preferential right to purchase any Asset is not exercised and has not expired prior to the date hereof, then the terms of Section 7.6 shall apply to such right.
Section 3.6    Limitations on Applicability.
EXCEPT AS PROVIDED IN THIS ARTICLE 3 AND FOR THE SPECIAL WARRANTY IN THE CONVEYANCE (SUBJECT TO SECTION 7.8), BREITBURN, ON BEHALF OF ITSELF AND THE BREITBURN INDEMNITEES, RELEASES, REMISES AND FOREVER DISCHARGES THE ANTARES INDEMNITEES FROM ANY AND ALL DAMAGES, SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH

BREITBURN OR ANY BREITBURN INDEMNITEE MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY TITLE DEFECT OR OTHER LIEN, ENCUMBRANCE, COVENANT, OBLIGATION, OR DEFICIENCY AFFECTING TITLE TO ANY ASSET.
ARTICLE 4
INTENTIONALLY OMITTED
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ANTARES
Section 5.1    Disclaimers.
(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5, OR FOR THE SPECIAL WARRANTY IN THE CONVEYANCE (SUBJECT TO SECTION 7.8), WITH RESPECT TO THE ASSETS AND THE TRANSACTIONS CONTEMPLATED HEREBY (i) ANTARES MAKES NO REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, AND (ii) BREITBURN HAS NOT RELIED UPON, AND ANTARES EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BREITBURN OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BREITBURN BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ANTARES OR ANY OF ITS AFFILIATES).
(b)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5, OR FOR THE SPECIAL WARRANTY IN THE CONVEYANCE (SUBJECT TO SECTION 7.8), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANTARES EXPRESSLY DISCLAIMS, AND BREITBURN ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, (vi) ANY ESTIMATES OF OPERATING COSTS AND CAPITAL REQUIREMENTS FOR ANY

WELL, OPERATION, OR PROJECT, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (viii) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT, TRADEMARK, TRADE DRESS, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT, OR (x) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BREITBURN OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BREITBURN SHALL BE DEEMED TO BE OBTAINING THE ASSETS, INCLUDING THE EQUIPMENT, IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BREITBURN HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BREITBURN DEEMS APPROPRIATE.
(c)    Any representation “to the knowledge of Antares” or “to Antares’s knowledge” is limited to matters within the actual knowledge of the persons set forth on Exhibit C. “Actual knowledge” for purposes of this Agreement means information actually personally known.
(d)    Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. The fact that any item of information is disclosed in a Schedule to this Agreement shall not constitute an admission by such Party that such item is material, that such item has had or would have a Material Adverse Effect or a material adverse effect, as applicable, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.
(e)    Subject to the foregoing provisions of this Section 5.1, and the other terms and conditions of this Agreement, Antares represents and warrants to Breitburn, as of the date hereof, the matters set out in Sections 5.2 through 5.23.
Section 5.2    Existence and Qualification.
Antares is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign corporation where the Assets are located to the extent required by Law.

Section 5.3    Power.
Antares has the requisite power to enter into and perform this Agreement and each other agreement, instrument or document to be executed by Antares in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.
Section 5.4    Authorization and Enforceability.
The execution, delivery and performance of this Agreement and each other agreement, instrument or document to be executed by Antares in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Antares. This Agreement has been duly executed and delivered by Antares (and all other documents required hereunder to be executed and delivered by Antares herewith are hereby duly executed and delivered by Antares) and this Agreement and such documents constitute the valid and binding obligations of Antares, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). Antares Energy Limited is not required to have a shareholder vote to approve the transaction contemplated by this Agreement.
Section 5.5    No Conflicts.
The execution, delivery and performance of this Agreement by Antares, and the transactions contemplated by this Agreement, will not (i) violate any provision of the governing documents of Antares, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument to which Antares is a party and which affects the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Antares as a party in interest or (iv) violate any Laws applicable to Antares or any of the Assets (except for rights to consent by, required notices to, and filings with or other actions by Governmental Bodies where the same are not required prior to the assignment of oil and gas interests).
Section 5.6    Liability for Brokers’ Fees.
Breitburn shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Antares or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 5.7    Litigation.
Except as disclosed on Schedule 5.7, there are no pending Proceedings against Antares before any Governmental Body or arbitrator to which any Assets are subject, and to Antares’s knowledge, no Proceeding relating to the Assets has been threatened against Antares or the Assets.

Section 5.8    Taxes and Assessments.
With respect to all Property Taxes affecting the ownership or operation of the Assets, Antares warrants and represents (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) affecting the ownership or operation of the Assets required to be filed on or before the date hereof by Antares have been or will be timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (b) such Tax Returns are true and correct in all material respects, and all Property Taxes reported on such Tax Returns have been paid.
With respect to all Property Taxes affecting the ownership or operation of the Assets, except as set forth on Schedule 5.8, Antares further warrants and represents (a) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Property Tax; (b) there are no Proceedings pending against the Assets or Antares by any taxing authority; (c) there are no Property Tax liens on any of the Assets except for liens for Property Taxes not yet due; and (d) there is no Tax partnership agreement of or binding upon Antares affecting any of the Assets.
Section 5.9    Outstanding Capital Commitments.
As of the date of this Agreement, there is no individual outstanding authority for expenditure for any incomplete operation which is binding on the Assets, the remaining unpaid amount of which Antares reasonably anticipates exceeds Seventy-five Thousand Dollars ($75,000) chargeable to Antares’s interests participating in the operation covered by such authority for expenditure after the date hereof, other than those shown on Schedule 5.9 hereto.
Section 5.10    Compliance with Laws.
Except as disclosed on Schedule 5.10, to the knowledge of Antares, the Antares Operated Assets are, and the operation of the Antares Operated Assets has been and currently is, in compliance with the provisions and requirements of all Laws (excluding Environmental Laws) of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof.
Section 5.11    Contracts.
(a)    Antares is not and, to Antares’s knowledge, no other party is, in default under any material Contract except as disclosed on Schedule 5.11(a).
(b)    Schedule 5.11(b) sets forth all of the material Contracts included in the Assets or to which any of the Assets will be bound as of the date hereof including: (i) any agreement with any Affiliate of Antares; (ii) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Antares’s interest in the Assets that is not cancelable without penalty or other material payment on not more than sixty (60) days prior written notice; (iii) any agreement of or binding upon Antares to sell, lease, farmout, or otherwise dispose of any interest in any of the Properties after the Effective Time, other than (x) conventional rights of reassignment arising in connection with Antares’s surrender or release of any of the Properties and (y)

preferential rights to purchase, which are addressed in Section 5.15; and (iv) joint operating agreements, area of mutual interest agreements, exploration agreements, participation agreements, non-competition agreements, and farmout and farmin agreements.
Section 5.12    Payments for Production.
Except as set forth on Schedule 5.12 and for obligations of Antares with respect to Imbalances, Antares is not obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to sell, gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor.
Section 5.13    Imbalances.
Schedule 5.13 sets forth all of Antares’s pipeline and production Imbalances and associated penalties as of the Effective Time arising (i) with respect to the Antares Operated Assets and (ii) to Antares’s knowledge, with respect to the Non-Operated Assets.
Section 5.14    Governmental Authorizations.
Except as disclosed on Schedule 5.14, to the knowledge of Antares, Antares has obtained and is maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the operation of the Antares Operated Assets as currently operated (excluding those required under Environmental Laws).
Section 5.15    Consents and Preferential Purchase Rights.
None of the Leases, Units or Wells, or any portion thereof, is subject to any (i) preferential rights to purchase, (ii) Consent Requirements, or (iii) to Antares’s knowledge, other third Person consents to assignment, which are applicable to the transactions contemplated by this Agreement, except for (x) consents and approvals by Governmental Bodies of assignments that are customarily obtained after such assignment, and (y) preferential rights, consents and restrictions as are set forth on Schedule 5.15.
Section 5.16    Condemnation.
There is no actual or, to Antares’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.
Section 5.17    Bankruptcy.
There are no bankruptcy, reorganization or receivership Proceedings pending, being contemplated by or, to Antares’s knowledge, threatened against Antares.

Section 5.18    Leases.
Except as set forth on Schedule 5.18, with respect to Leases:
(a)    during Antares’s period of ownership through the Effective Time, the Leases have been maintained according to their terms, in compliance in all material respects with all agreements to which the Leases are subject; and
(b)    to Antares’s knowledge, no other party to any Lease is in breach or default with respect to any of its obligations thereunder.
Section 5.19    Royalties. To Antares’s knowledge, all rentals, royalties and other payments due under the Leases have been paid to the extent Antares has received the proceeds of Hydrocarbons from which such payments are made or deducted, except Suspended Proceeds.
Section 5.20    Status of Antares. Antares is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.21    Suspense Funds. Schedule 5.21 sets forth as of September 30, 2014 (a) all funds held in suspense by Antares or any of its Affiliates that are attributable to the Assets, and (b) if known to Antares, the name or names of the Persons claiming such funds or to whom such funds are owed.
Section 5.22    Wells. There is no Well included in the Assets that:
(a)    Antares or any of its Affiliates is obligated on the date of this Agreement by Law or agreement to cause to be immediately plugged and abandoned; and
(b)    to the knowledge of Antares, has been plugged and abandoned other than in compliance in all material respects with Law.
Section 5.23    Investment Representations.
(a)    Experience; Status.
(i)    Antares is capable of evaluating the merits and risks of its investment in Parent and has the capacity to protect its own interests. To the extent necessary, Antares has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of an investment in the Common Units that Antares receives on the date hereof.
(ii)    Antares is an “accredited investor” (as such term is used in Rule 501 under the Securities Act), is able to bear the economic risk of its investment in the Common Units indefinitely and has sufficient net worth to sustain a loss of its entire investment in Parent without economic hardship if such loss should occur.

(b)    Access to Information.
Antares has not received representations or warranties from Parent or Breitburn, or their employees, affiliates, attorneys, accountants or agents, except as set forth in this Agreement, and has undertaken such due diligence pertaining to Parent and Breitburn as Antares deems adequate.
(c)    Investment Purposes.
(i)    Antares is acquiring the Common Units solely for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction in violation of the federal or state securities laws. Antares will hold the Common Units for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof within the meaning of the Securities Act, except in compliance with applicable federal and state securities Laws. Antares understands that the Common Units have not been registered under the Securities Act or applicable state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities Laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Antares’s representations as expressed in Section 5.23(a). Antares understands that Parent is relying, in part, upon the representations and warranties contained in Section 5.23(a) for the purpose of determining whether this transaction meets the requirements for such exemption.
(ii)    Antares understands that on the date hereof the Common Units will be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Common Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BREITBURN
Section 6.1    Disclaimer.
(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 6, WITH RESPECT TO THE COMMON UNITS AND THE TRANSACTIONS CONTEMPLATED HEREBY (i) BREITBURN MAKES NO REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, AND (ii) ANTARES HAS NOT RELIED UPON, AND BREITBURN EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ANTARES OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS,

DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANTARES BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ANTARES OR ANY OF ITS AFFILIATES).
(b)    Breitburn represents and warrants to Antares the following:
Section 6.2    Existence and Qualification.
Breitburn is a limited partnerships organized, validly existing and in good standing under the Laws of the state of Delaware; and Breitburn is duly qualified to do business as a foreign limited partnership in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Breitburn or its properties; and Breitburn is or will be duly qualified to do business as a foreign limited partnership in the respective jurisdictions where the Assets to be transferred to it are located.
Section 6.3    Power.
Breitburn has the requisite power to enter into and perform this Agreement and each other agreement, instrument or document to be executed by Breitburn in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.
Section 6.4    Authorization and Enforceability.
The execution, delivery and performance of this Agreement and each other agreement, instrument or document to be executed by Breitburn in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Breitburn. This Agreement has been duly executed and delivered by Breitburn (and all documents required hereunder to be executed and delivered by Breitburn herewith are hereby duly executed and delivered by Breitburn) and this Agreement and such documents constitute the valid and binding obligations of Breitburn, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).
Section 6.5    No Conflicts.
The execution, delivery and performance of this Agreement by Breitburn, and the transactions contemplated by this Agreement will not (i) violate any provision of the limited liability company agreement, bylaws, limited partnership agreement or other governing or charter documents of Breitburn, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument to which Breitburn is a party or which affects Breitburn’s assets, (iii) violate any judgment, order, ruling, or regulation applicable to Breitburn as a party in interest or (iv) violate any Laws applicable to Breitburn or any of its assets, except any matters described in clauses (ii), (iii) or (iv) above which would not be reasonably likely to impede its ability to consummate the transactions contemplated by this Agreement or by any document to be delivered pursuant hereto.
Section 6.6    Liability for Brokers’ Fees.
Antares shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Breitburn or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 6.7    Litigation.
As of the date of the execution of this Agreement, there are no pending Proceedings, or to Breitburn’s knowledge, threatened in writing before (or that would be before) any Governmental Body or arbitrator against Breitburn or any Affiliate of Breitburn which may impair Breitburn’s ability to perform its obligations under this Agreement if such Proceedings are determined adversely.
Section 6.8    Financing.
Breitburn has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Signing Payment to Antares and to pay any supplemental payment required under Section 9.3(b).
Section 6.9    Independent Investigation.
Breitburn is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Breitburn acknowledges and affirms that (i) in making the decision to enter into this Agreement, it has completed and relied solely upon its own independent investigation, verification, analysis and evaluation of the Assets, (ii) it has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate in making the decision to enter into this Agreement and consummate the transactions contemplated hereby and (iii) except for the express representations, warranties, covenants and remedies provided in this Agreement, Breitburn is acquiring the Assets on an as-is, where-is basis with all faults, and has not relied upon any other representations, warranties, covenants or statements of Antares in entering into this Agreement.
Section 6.10    Bankruptcy.
There are no bankruptcy, reorganization or receivership Proceedings pending against, being contemplated by, or, to Breitburn’s knowledge, threatened against Breitburn.

Section 6.11    Qualification.
Breitburn is qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located to the extent such leases are included in the Assets, and the consummation of the transactions contemplated in this Agreement will not cause Breitburn to be disqualified as such an owner or operator. Breitburn currently has, and will continue to maintain, lease bonds, area-wide bonds or any other surety bonds or Asset Bonds to the extent required by, and in accordance with, all applicable Laws and regulations governing the ownership and operation of the Assets.
Section 6.12    Consents.
Except for consents and approvals for the assignment of the Assets to Breitburn that are customarily and lawfully obtained after the assignment of properties similar to the Assets, there are no consents, approvals or restrictions on assignment applicable to Breitburn that Breitburn is obligated to obtain or furnish in order to consummate the Contribution and Consideration of Assets contemplated by this Agreement and perform and observe the covenants and obligations of Breitburn hereunder.
Section 6.13    Parent SEC Reports; Financial Statements.
(a)    Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by Parent with the Securities and Exchange Commission (“SEC”) since January 1, 2014 (such documents being collectively referred to as the “Parent SEC Reports”). Each Parent SEC Report (i) at the time filed or, if amended, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Report and (ii) did not, at the time it was filed (or, if amended or superseded by a filing or amendment prior to the date hereof, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The financial statements contained in the Parent SEC Reports (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC), and (ii) fairly present, in all material respects, the consolidated financial position and operating results, equity and cash flows of Parent and its subsidiaries, on a consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal, recurring and year-end audit adjustments.
(c)    Parent, and its subsidiaries, have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act)

as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent and its subsidiaries in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.
Section 6.14    Capitalization of Parent and Valid Issuance of Common Units.
(a)    Breitburn has made available to Antares a true and correct copy of the Partnership Agreement, as amended through the date hereof. The Common Units comprising the Unit Consideration shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Partnership Agreement;
(b)    The issuance of the Common Units comprising the Unit Consideration represented thereby has been duly authorized by Parent pursuant to the Partnership Agreement and, when issued and delivered to Antares in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement, this Agreement and under applicable state and federal securities Laws and other than such liens as are created by Antares; and
(c)    Parent’s currently outstanding Common Units are quoted on the Nasdaq Global Market and Parent has not received any notice of delisting.
ARTICLE 7
COVENANTS OF THE PARTIES
Section 7.1    Access.
Prior to the date hereof, Breitburn acknowledges that it has been granted access to the offices of Antares and the Records in Antares’s possession or control (subject to applicable confidentiality restrictions that prohibited disclosure) for the purpose of conducting its own investigation, at its sole cost, risk and expense. All information obtained by and access granted to Breitburn, its environmental consultant, and their respective agents, employees and representatives under this Section shall be subject to the terms of Section 7.5 and the terms of the Confidentiality Agreement.
Section 7.2    Government Reviews.
Each Party shall in a timely manner (a) make all required filings, if any, including filings required under the HSR Act, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate for such Party to consummate the transactions contemplated hereby, and (b) provide such information as the other Party may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations. Breitburn shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the transactions contemplated by this Agreement.
Section 7.3    Operatorship.
Antares makes no representation and does not warrant or guarantee that Breitburn will succeed in being appointed successor operator for any Assets. As to the extent required by Section 12.6, Breitburn shall promptly file all appropriate or required forms, applications, permit transfers, declarations, guarantees, Asset Bonds or other financial support with federal and state agencies relative to its assumption of operatorship. For all Antares Operated Assets, on the date hereof or as soon as reasonably practicable thereafter, Antares shall execute and deliver to Breitburn, and Breitburn shall promptly file, the applicable governmental forms transferring record operatorship of such Assets to Breitburn.
Section 7.4    Intentionally Omitted.
Section 7.5    Indemnity Regarding Access.
Breitburn, on behalf of itself and the Breitburn Indemnitees, hereby releases and agrees to indemnify, defend and hold harmless all Antares Indemnitees and the other owners of interests in the leases and wells described on Exhibit A or Exhibit A-1 from and against any and all Damages, including claims, liabilities, losses, costs and expenses attributable to personal injuries, death, or property damage, arising out of or relating to any and all access by the Breitburn Indemnitees or any of its environmental consultants to Antares’s offices, the Assets or the Records (or other related information), or any related activities of the Breitburn Indemnitees prior to the date hereof, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PARTY EXCLUDING, HOWEVER, ANY CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES CAUSED BY THE WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY.
Section 7.6    Other Preferential Rights.
Should a third Person fail to exercise its preferential right to purchase as to any portion of the Assets on or prior to the date hereof and the time for exercise or waiver has not yet expired, subject to the remaining provisions of this Section 7.6, such Assets shall be included in the transaction and Conveyance on the date hereof, such preferential right to purchase shall be a Permitted Encumbrance hereunder, and the following procedures shall be applicable. If one or more of the holders of any such preferential right to purchase notifies Antares (or Breitburn) subsequent to the date hereof that it intends to assert its preferential purchase right, Antares shall give notice thereof to Breitburn, whereupon Breitburn shall satisfy all such preferential Breitburn right obligations of Antares to such holders and shall indemnify and hold harmless all Antares Indemnitees from and against any and all claims, liabilities, losses, damages, costs and expenses

(including court costs, expert fees and reasonable attorney’s fees) in connection therewith, and Breitburn shall be entitled to receive (and Antares hereby assigns to Breitburn all of Antares’s rights to) all proceeds, received from such holders in connection with such preferential rights to purchase.
If prior to or on the date hereof, any third Person has brought any Proceeding seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce preferential rights, the Assets or portion thereof subject to such Proceeding shall be excluded from the Assets transferred in the Conveyance and the Consideration shall be reduced by the Allocated Value of such excluded Assets or portions thereof. Promptly after the Proceeding is dismissed or settled or a judgment is rendered in favor of Antares, as applicable, Breitburn shall have the option to purchase from Antares within thirty (30) days after receipt of notice from Antares of such dismissal, settlement or judgment, all such Assets or portions thereof not being sold to the third Person for a Consideration equal to the Allocated Value of such Assets or portions thereof, and the Parties shall account to each other under Section 2.2 and Section 2.3.
Section 7.7    Tax Matters.
(a)    Subject to the provisions of Section 12.3, Antares shall be responsible for all ad valorem, real property, personal property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom (“Property Taxes”) that are attributable to any period of time at or prior to Effective Time. Breitburn shall be responsible for all Property Taxes that are attributable to any period of time after the Effective Time. For purposes of this Section 7.7(a), ad valorem and real property Taxes assessed for a particular time period shall be deemed “attributable” to such time period, even if such assessment is valued based upon production or other data for prior Tax periods. Regardless of which Party is responsible, Antares shall handle payment to the appropriate Governmental Body of all Property Taxes affecting the ownership or operation of the Assets which are required to be paid prior to date hereof (and shall file all Tax Returns with respect to such Property Taxes), and Breitburn shall handle payment to the appropriate Governmental Body of all Taxes affecting the ownership or operation of the Assets which are required to be paid after date hereof (and shall file all Tax Returns with respect to such Taxes). Notwithstanding the foregoing, this Section 7.7(a) shall not apply to income, franchise, corporate, business and occupation, business license and similar Taxes, and Tax Returns therefor, which shall be borne, paid and filed by the Party responsible for such Taxes under applicable Law. If requested by Breitburn, Antares will assist Breitburn with preparation of all Property Tax Returns due on or before thirty (30) days after the date hereof (including any extensions requested). Antares shall deliver to Breitburn within thirty (30) days of filing copies of all Tax Returns filed by Antares after the date hereof affecting the Assets and any supporting documentation provided by Antares to Governmental Bodies.
(b)    If Antares or Breitburn (or an Affiliate of Antares or Breitburn) receives a refund of any Taxes (whether by payment, credit offset or otherwise, with any interest thereon) covered by Section 7.7(a) that are paid by and required to be borne by the other Party, the Party that received (or whose Affiliate that received) such refund shall promptly (but no later than thirty (30) days after receipt) remit payment to such other Party of an amount equal to the refund amount, including all relevant documentation. Each Party shall cooperate with the other and its Affiliates in order to take all reasonably necessary steps to claim any refund to which it is entitled. Breitburn agrees to notify Antares within ten (10) days following the discovery of a right to claim any refund to which Antares is entitled and upon receipt of any such refund. Except to the extent required by applicable Laws, Breitburn shall not and shall not permit its Affiliates to amend any Tax Returns with respect to Taxes for which Antares is liable under this Section 7.7 or for which Antares may be liable to indemnify Breitburn under Section 11.2.
(c)    Control of any legal or administrative Proceedings concerning any Property Taxes affecting the Assets shall belong to the Party responsible for such Property Taxes under this Section 7.7.
(d)    Breitburn agrees to cooperate with Antares so that Antares’s transfer of the Assets to Breitburn shall, at Antares’s election, be accomplished in a manner enabling the transfer of all or part of the Assets to qualify as a part of a like-kind exchange of property by Antares within the meaning of Section 1031 of the Code. If Antares so elects, Breitburn shall reasonably cooperate with Antares to effect such like-kind exchange, which cooperation shall include taking such actions as Antares reasonably requests in order to pay the Consideration in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and Breitburn agrees that Antares may assign all or a portion of its rights (but not its obligations) under this Agreement to an escrow agent acting as a qualified intermediary under United States Treasury Regulations, to qualify the transfer of the Consideration as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code.
(e)    The Parties acknowledge and agree that Antares’s transfer of the Assets pursuant to this Agreement to Breitburn is intended to be treated in part as a contribution to Parent pursuant to Section 721 of the Code and in part as a sale pursuant to Section 707 of the Code, and for purposes of determining the portion of the Consideration treated as sale consideration and the portion of the Assets treated as being sold for purposes of Section 707 of the Code, the Parties agree to treat and report for United States federal income Tax purposes (and state, local, and foreign Tax purposes where applicable) a portion of the Cash Consideration as a reimbursement of “capital expenditures,” within the meaning of Treasury Regulations section 1.707-4(d), to the extent Antares provides Breitburn with documentation prior to December 15, 2014 that is reasonably adequate to support such treatment and allow for orderly preparation of tax calculations regarding the Assets (including Antares’s adjusted tax basis in the Assets and Antares’s pre-formation capital expenditures in respect of the Assets for the 24 months prior to the date hereof).

Section 7.8    Special Warranty of Title.
The Conveyance shall contain a covenant of Antares to warrant Defensible Title to the Properties after the date hereof from and against the lawful claims of third Persons arising by, through or under Antares, but not otherwise (the “Special Warranty”).
Section 7.9    Suspended Proceeds.
Antares shall transfer and remit to Breitburn, in the form of an adjustment to the Consideration pursuant to Section 2.2(f), all monies representing the value or proceeds of production removed or sold from the Properties and held by Antares on the date hereof for accounts from which payment has been suspended, such monies, net of applicable rights of set off or recoupment, being hereinafter called “Suspended Proceeds”. Breitburn shall be solely responsible for the proper distribution of such Suspended Proceeds to the Person or Persons which or who are entitled to receive payment of the same.
Section 7.10    Further Assurances.
After the date hereof, Antares and Breitburn each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
Section 7.11    Preparation and Audit of Financial Statements.
(a)    For a period of one year after the date hereof (“Financial Statement Period”), Antares agrees to prepare and deliver, at the sole cost and expense of Breitburn, statements of revenues and direct operating expenses and all notes thereto related to the Assets (the “Special Financial Statements”) that may be required of Parent by the SEC, including any notes required to be prepared in accordance with Financial Accounting Standards Board ASC Topic 932 “Extractive Activities Oil and Gas”, in connection with any reports, registration statements or other filings to be made by Parent or any of its affiliates related to the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act, and the rules and regulations thereunder, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, in such form that such statements and notes thereto can be audited by Antares’s external audit firm (“Antares’s Auditor”) and reviewed as may be required by Antares’s external independent petroleum reserve engineering firm (“Antares’s Engineer”). If required, the Special Financial Statements shall be prepared (i) as of and for the year ended December 31, 2013 (the “Annual Special Financial Statements”) and (ii) as of and for the nine months ended September 30, 2013 and 2014 (the “Interim Special Financial Statements”). Antares shall cooperate with and permit Breitburn to review and/or reasonably participate in the preparation of the Special Financial Statements and shall provide Breitburn and its representatives with reasonable access to Antares’s personnel who engage in the preparation of the Special Financial Statements.

(b)    If requested by Breitburn in connection with the Special Financial Statements, Antares shall execute and deliver, or cause to be executed and delivered, to Antares’s Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by Antares (if the financial statements are subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information)), as may be reasonably requested by Antares’s Auditor, with respect to the Special Financial Statements. Breitburn agrees that (i) it shall indemnify and hold harmless Antares and provide a defense for Antares (including, in each case, the negligence of Antares) with regard to any action required to be undertaken by Antares pursuant to this Section 7.11, including without limitation the execution, delivery or any other action related to the provision of (A) any representation letter delivered by Antares to Antares’s Auditor, (B) the Special Financial Statements, and (C) the Annual Special Financial Statements, (ii) Breitburn shall provide a customary representation letter to Antares’s Auditor, if reasonably requested, and (iii) Breitburn’s and Parent's existing outside auditors shall provide a customary representation letter to Antares’s Auditor, if reasonably requested.
(c)    If requested by Breitburn in connection with the Special Financial Statements and at the sole cost and expense of Breitburn, Antares will engage Antares’s Auditor to perform an audit of the Annual Special Financial Statements and shall use commercially reasonable efforts to cause Antares’s Auditor to issue unqualified opinions with respect to the Annual Special Financial Statements (the Annual Special Financial Statements and related audit opinions being hereinafter referred to as the “Audited Special Financial Statements”), and provide its written consent for the use of Antares’s audit reports with respect to the Audited Special Financial Statements in reports, registration statements, or other documents filed by Parent or any of its affiliates under the Securities Act or the Exchange Act, and the rules and regulations thereunder, as needed. If requested by Breitburn in connection with the Annual Special Financial Statements and at the sole cost and expense of Breitburn, Antares will also cooperate with Breitburn to engage Antares’s Engineer as may be required in connection with the preparation of the Annual Special Financial Statements and shall use commercially reasonable efforts to cause Antares’s Engineer to provide its written consent for the use of Antares’s reserve reports with respect to the Audited Special Financial Statements or disclosure of Antares’s oil and gas reserves in reports, registration statements, or other documents filed by Parent or any of its affiliates under the Securities Act or the Exchange Act, and the rules and regulations thereunder, as needed. Breitburn shall promptly reimburse Antares for all fees charged by Antares’s Auditor with respect to the preparation and delivery by Antares’s Auditor to Breitburn of the Audited Special Financial Statements and any other fees charged by Antares’s Auditor and Antares’s Engineer to facilitate Parent's ongoing compliance with SEC rules and regulations. Antares shall take all reasonable action as may be necessary to facilitate the completion of such audit and delivery of the Audited Special Financial Statements and the delivery of the Interim Special Financial Statements, to Breitburn.

Section 7.12    Eligible Holder.
Antares understands that the Common Units may be owned by one of the following, and shall not transfer the Common Units to any Person except for one of the following types of Persons: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; or (3) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof.
ARTICLE 8
INTENTIONALLY OMITTED
ARTICLE 9
DELIVERIES
Section 9.1    Deliveries of Antares.
Contemporaneously with the execution of this Agreement, Antares shall deliver or cause to be delivered to Breitburn the following:
(a)    the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Antares;
(b)    to the extent applicable, assignments, on appropriate forms, of state and of federal leases comprising portions of the Assets, duly executed by Antares;
(c)    letters-in-lieu of division or transfer orders covering the Assets that are prepared and provided by Breitburn and reasonably satisfactory to Antares to reflect the transactions contemplated hereby, duly executed by Antares;
(d)    releases and terminations, or re-conveyances, of any mortgages, deeds of trust, assignments of production or net profits interests, financing statements, fixture filings and other recorded encumbrances, and waivers of any rights of first offer or refusal and tag along rights burdening the Assets in favor of Macquarie Americas Corp. or any of its Affiliates;
(e)    an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Antares is not a foreign Person within the meaning of the Code;
(f)    Antares and Antares Energy Limited Board resolutions evidencing approval of the transaction contemplated by this Agreement;
(g)    a Lock Up Agreement prepared and provided by Breitburn, duly executed by Antares;

(h)    Executed P-4s for transfer of operatorship; and
(i)    the mailing address and U.S. Tax ID number for Antares for purposes of delivering the Unit Consideration.
Section 9.2    Deliveries of Breitburn.
Contemporaneously with the execution of this Agreement, Breitburn shall deliver or cause to be delivered to Antares the following:
(a)    a wire transfer of the Signing Payment in same-day funds (a portion of which may be wired separately to Macquarie Americas Corp. or any of its Affiliates in connection with Section 9.1(d) as instructed in writing by Antares);
(b)    the Conveyance, duly executed by Breitburn; and
(c)    letters-in-lieu of division or transfer orders covering the Assets that are prepared and provided by Breitburn and reasonably satisfactory to Antares to reflect the transactions contemplated hereby, duly executed by Breitburn.
Section 9.3    Signing Payment and Post-Signing Consideration Adjustments.
(a)    On the date hereof Antares has prepared and delivered to Breitburn, based upon the best information available to Antares, a preliminary settlement statement estimating the Adjusted Consideration after giving effect to all Consideration adjustments set forth in Section 2.2. The estimate delivered in accordance with this Section 9.3(a) shall constitute the dollar amount to be paid by Breitburn to Antares on the date hereof (the “Signing Payment”).
(b)    As soon as reasonably practicable after the date hereof but not later than ninety (90) days following the date hereof, Antares shall prepare and deliver to Breitburn a statement setting forth the final calculation of the Adjusted Consideration and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement. Antares shall at Breitburn’s request deliver to Breitburn reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Antares’s statement hereunder, Breitburn shall deliver to Antares a written report containing any changes that Breitburn proposes be made to such statement. Breitburn may not later contest or submit to the Independent Expert any amounts or adjustments that were not contested in Breitburn’s written report, which amounts or adjustments Breitburn will be deemed to have accepted. If Breitburn does not timely deliver such written report within such 30-day period, Breitburn shall be deemed to agree with the adjustments set forth in Antares’s statement. The Parties shall undertake to agree on the final statement of the Adjusted Consideration no later than one hundred and twenty (120) days after the date hereof (such final statement, the “Final Settlement Statement”). In the event that the Parties cannot agree on the Adjusted Consideration within one hundred and fifty (150) days after the date hereof, the specific disputed items will be automatically referred to an independent expert of the Parties’ choosing with at least ten (10) years of oil and gas accounting experience for arbitration (the “Independent Expert”). If the Parties are unable to agree upon an Independent Expert, then such Independent Expert shall be selected by any Federal District Court or State District Court Judge in Houston, Texas. The Independent Expert shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Independent Expert’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Consideration, the Independent Expert shall not increase the Consideration more than the increase proposed by Antares nor decrease the Consideration more than the decrease proposed by Breitburn, as applicable. The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Each Party shall each bear its own legal fees and other costs of presenting its case, and shall bear one-half of the costs and expenses of the Independent Expert. Within ten (10) days after the date on which the Parties agree (or are deemed to agree) on the Final Settlement Statement or the Independent Expert finally determines the disputed matters, as applicable, (i) Breitburn shall pay to Antares the amount by which the Cash Consideration portion of the Adjusted Consideration exceeds the Signing Payment or (ii) Antares shall pay to Breitburn the amount by which the Signing Payment exceeds the Cash Consideration portion of the Adjusted Consideration, as applicable. Any post-signing payment pursuant to this Section 9.3 shall bear interest from the date hereof to the date of payment at the Agreed Interest Rate.
(c)    All payments made or to be made hereunder to Antares shall be in cash by electronic transfer of immediately available funds to the account of Antares pursuant to the wiring instructions reflected in Schedule 9.3(c) or as separately provided in writing. All payments made or to be made hereunder to Breitburn shall be in cash by electronic transfer of immediately available funds to a bank and account specified by Breitburn in writing to Antares.

Section 9.4    Delivery of Unit Consideration. On or before October 31, 2014, Breitburn shall, or shall cause Parent to, deliver to Antares the Unit Consideration in book entry to an account at American Stock Transfer & Trust Company in the name of Antares.
ARTICLE 10
INTENTIONALLY OMITTED
ARTICLE 11
POST-EXECUTION OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS
Section 11.1    Receipts.
(a)    Except as otherwise provided in this Agreement, any production from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Consideration following the Final Settlement Date shall be treated as follows: (i) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Breitburn is entitled under Section 1.4 shall be the sole property and entitlement of Breitburn, and, to the extent received by Antares, Antares shall fully disclose, account for and remit the same to Breitburn within ten (10) days of Antares’s receipt of the same, and (ii) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Antares is entitled under Section 1.4 shall be the sole property and entitlement of Antares and, to the extent received by Breitburn, Breitburn shall fully disclose, account for and remit the same to Antares within ten (10) days of Breitburn’s receipt of the same.
(b)    Notwithstanding any other provisions of this Agreement to the contrary, Antares shall be entitled to retain (and Breitburn shall not be entitled to any decrease to the Consideration in respect of) all overhead charges it has collected, billed or which shall be billed later, relating to the Antares Operated Assets and relating to the period from the Effective Time to the date Antares relinquishes operatorship of the applicable Antares Operated Assets, even if after the date hereof.
Section 11.2    Assumption and Indemnification.
(a)    Without limiting Breitburn’s rights to indemnity under this Article 11, on and effective as of the date hereof, Breitburn hereby assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Antares, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to (1) obligations to furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, (2)

gas balancing obligations and other obligations arising from Imbalances, (3) obligations to pay Property Costs and other costs and expenses attributable to the ownership or operation of the Assets, and to accommodate joint interest audits of same, (4) obligations to pay working interests, royalties, and overriding royalties, and to pay the Suspended Proceeds and other interests to be held in suspense, (5) obligations to plug or abandon and reclamation of wells, facilities, platforms and pipelines, and to dismantle structures, and to restore and/or remediate the Assets in accordance with applicable agreements, Leases or Laws (including Environmental Laws), (6) any claims regarding the general method, manner or practice of calculating or making royalty payments (or payments for overriding royalties or similar burdens on production) with respect to the Properties, and (7) continuing obligations, if any, under any Contracts or other agreements pursuant to which Antares or its Affiliates purchased or acquired Assets prior to the date hereof (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Antares Obligations”); provided, however, that the Assumed Antares Obligations do not include and Breitburn does not assume any obligations or liabilities of Antares to the extent, and only during the applicable survival period, that they are Antares Indemnity Obligations.
(b)    Except for Damages for which Antares is required to indemnify Breitburn Indemnitees under Section 11.2(c) at the time an applicable Claim Notice is provided to Antares, from and after the date hereof, Breitburn shall indemnify, defend and hold harmless Antares Indemnitees from and against all Damages incurred or suffered by Antares Indemnitees:
(i)    caused by, arising out of or resulting from the Assumed Antares Obligations;
(ii)    caused by, arising out of or resulting from the ownership, use or operation of the Assets at and after the Effective Time;
(iii)    caused by, arising out of or resulting from Breitburn’s breach of any of Breitburn’s covenants or agreements herein that survive the execution of this Agreement;
(iv)    caused by, arising out of or resulting from any breach of any representation or warranty made by Breitburn contained in Article 6 of this Agreement; or
(v)    caused by, arising out of or resulting from any claims or actions asserted by Persons (including Governmental Bodies) with respect to (1) any condition affecting any Asset that violates or requires remediation under Environmental Law, (2) any operations conducted on such Asset that violate any Environmental Law or (3) any remediation required for an Asset under any Environmental Law regardless of whether known or unknown, or whether attributable to periods of time before, on or after the Effective Time.

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANTARES INDEMNITEES OR ANY INDEMNIFIED PARTY.
(c)    From and after the date hereof, Antares shall indemnify, defend and hold harmless Breitburn Indemnitees against and from all Damages incurred or suffered by Breitburn Indemnitees to the extent (the “Antares Indemnity Obligations”):
(i)    caused by, arising out of or resulting from any breach asserted during the applicable survival period of any of Antares’s covenants or agreements herein that survive the execution of this Agreement;
(ii)    caused by, arising out of or resulting from any breach asserted during the applicable survival period of any representation or warranty made by Antares contained in Article 5 of this Agreement;
(iii)    caused by, arising out of or resulting from the Excluded Assets;
(iv)    caused by, arising out of or resulting from all obligations and liabilities of Antares for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the Properties to the extent attributable to periods prior to the Effective Time;
(v)    caused by, arising out of or resulting from all obligations of Antares under the Contracts for (a) overhead charges related to periods prior to the Effective Time, and (b) costs and expenses prior to the Effective Time for goods and services delivered to Antares or the Assets prior to the Effective Time;
(vi)    caused by, arising out of or resulting from all liability of Antares to third Persons for personal injury or death (except where arising from Environmental Liabilities) to the extent it occurred prior to the Effective Time and as a result of the operation of the Assets;
(vii)    arising out of Taxes allocable to Antares pursuant to this Agreement, or any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets;
(viii)    caused by, arising out of or resulting from any litigation existing as of the date hereof to the extent it relates to the period of time prior to the Effective Time;
(ix)    caused by, arising out of or resulting from any offsite disposal of Hazardous Materials by Antares from the Properties to offsite locations occurring prior to the Effective Time;
(x)    caused by, arising out of or resulting from Antares’s employment relationship with its employees and Antares’s employee benefit plans;

(xi)    caused by, arising out of or resulting from Antares’s liability under any credit facilities for borrowed money to which Antares or an Affiliate of Antares is a party; or
(xii)    caused by, arising out of or resulting from Antares’s liability under any hedging, swap, put, call, collar, future, or other similar derivative.
(d)    Notwithstanding anything to the contrary contained in this Agreement, except for the rights of the Parties under Section 7.5, Section 7.10, and the Special Warranty in the Conveyance (subject to Section 7.8), this Section 11.2 contains the Parties’ exclusive remedy against each other with respect to (i) breaches of this Agreement, including breaches of the representations and warranties contained in Article 6 and Article 5, (ii) the covenants and agreements that survive the execution of this Agreement pursuant to the terms of this Agreement, (iii) the ownership or operation of the Assets or the condition (including environmental condition), quality or value of the Assets, and all other remedies, rights and claims that may be available at law or in equity from and after the date hereof are hereby irrevocably waived by the Parties (on behalf of themselves and their respective Indemnitees) in their entirety, it being acknowledged that the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereby waive.
(e)    “Damages”, for purposes of this Agreement, shall mean the amount of any actual liability, loss, cost, diminution in value, expense, claim, demand, notice of violation, investigation by any Governmental Body, administrative or other Proceeding, payment, charge, obligation, fine, penalty, deficiency, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that no Antares or Breitburn Indemnitee shall be entitled to indemnification under this Section 11.2 for Damages that constitute (i) Damages that are waived or not recoverable under Section 12.18.
(f)    Notwithstanding any other provision of this Agreement or a document to be delivered hereto to the contrary, any claim for indemnity to which a Antares Indemnitee or Breitburn Indemnitee is entitled must be asserted by and through Antares or Breitburn, as applicable.
Section 11.3    Indemnification Actions.
All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:
(a)    For purposes of this Article 11, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Party having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this

Article 11, and the term “Indemnified Party” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Party pursuant to this Article 11, subject to Section 11.2(f).
(b)    To make a claim for indemnification under Article 11, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its obligations under Section 11.2 except to the extent such failure prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have ten (10) Business Days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such ten (10) Business Day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party all costs of which shall be included as Damages in respect of such claim for indemnification. The failure to provide notice to the Indemnified Party shall be deemed to be denial of liability.
(d)    If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and all related Proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate, at the sole cost of the Indemnifying Party, in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its sole cost without any right of reimbursement, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.3(d). Irrespective of whether the Indemnified Party elects to participate in contesting a Third Party Claim subject to this Section 11.3(d) in accordance with the foregoing sentence, the Indemnifying Party at its sole cost and expense shall provide to the Indemnified Party the following information with respect to the Third Party Claim: all filings made by any party; all written communications exchanged between any parties to the extent available to the Indemnifying Party and not subject to a restriction on disclosure to the Indemnified Party or potential waiver of attorney-client privilege in favor of the Indemnifying Party or the

Indemnified Party; and all orders, opinions, rulings or motions. The Indemnifying Party shall deliver the foregoing items to the Indemnified Party promptly after they become available to the Indemnifying Party. An Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include a written release of the Indemnified Party from all liability in respect of such Third Party Claim, or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party, in each case except for any settlement made by the Indemnifying Party in which the only consideration is the payment of money damages (or similar consideration) and/or obligations undertaken by the Indemnifying Party and which payment and/or undertaking would otherwise resolve all or a portion of the Third Party Claim.
(e)    If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing.
Section 11.4    Limitation on Actions.
(a)    All representations and warranties of Antares and Breitburn contained herein shall survive until the first anniversary of the date hereof and expire thereafter; provided, however, that (i) the representation and warranty of Antares contained in Section 5.18 shall expire on the day immediately following the date hereof, and (ii) the representations and warranties of Antares contained in Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.8, 5.17 and 5.23, and the representations and warranties of Breitburn contained in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.9, 6.10 and 6.11 shall survive until indefinitely. The covenants and other agreements of Antares and Breitburn shall survive the date hereof until fully performed in accordance with their terms and expire thereafter. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration or termination date.
(b)    The indemnities in Sections 11.2(b)(iii) and 11.2(b)(iv) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Breitburn’s indemnities in Sections 7.5, 11.2(b)(i), 11.2(b)(ii) and 11.2(b)(v) shall continue without time limit. Antares’s indemnities in Section 11.2(c)(i) and Section 11.2(c)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Antares’s indemnity in Section 11.2(c)(iii)-(xii) shall continue without time limit, subject however to applicable statutes of limitations.
(c)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, except for (i) claims for indemnification under Sections 11.2(c)(iii), (vii), (ix), (x), (xi) and (xii), and under Section 11.2(b)(iv) (but only as to 6.2, 6.3, 6.4, 6.6 and 6.14), (ii) claims for breaches of the Special Warranty, (iii) claims based on a breach of Antares’s representation in Section 5.6 or Section 5.8 or (iv) the adjustments to the Consideration under Section 2.2 and any payments in respect thereof:
(i)    Neither Party shall be required to indemnify any Person under Section 11.2(b)(iv) or 11.2(c) for any individual liability, loss, cost, expense, claim, award or judgment that does not exceed Fifty Thousand Dollars ($50,000), and such individual Damages may not be applied towards the Indemnity Deductible;
(ii)    Subject to Section 11.4(c)(i), a Party shall not have any liability for indemnification under Section 11.2(b)(iv) or Section 11.2(c) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are timely delivered by the other Party exceeds a deductible amount equal to $2,500,000 (the “Indemnity Deductible”), after which point the other Party (or that Party’s Indemnitees, as applicable) shall be entitled to claim Damages in excess of the Indemnity Deductible; and
(iii)    In no event shall a Party’s aggregate liability arising from all claims for indemnification (A) made under Section 11.2(b)(iv), exceed $25,000,000, or (B) made under Section 11.2(c), exceed $18,750,000.
Section 11.5    Recording.
As soon as practicable after the date hereof, Breitburn shall record the Conveyances in the appropriate counties as well as the appropriate governmental agencies and provide Antares with copies of all recorded or approved instruments.
Section 11.6    Waiver of Trade Practices Acts.
(a)    IT IS THE INTENTION OF THE PARTIES THAT THEIR RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF THE OTHER PARTY, PAST, PRESENT OR FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SUBCHAPTER E OF CHAPTER 17, SECTIONS 17.41 ET SEQ., OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED (THE “DTPA”). AS SUCH, THE PARTIES HEREBY WAIVES THE APPLICABILITY OF THE DTPA TO THIS TRANSACTION AND ANY AND ALL DUTIES, RIGHTS OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, WHETHER SUCH DUTIES, RIGHTS AND REMEDIES ARE APPLIED DIRECTLY BY THE DTPA ITSELF OR INDIRECTLY IN CONNECTION WITH OTHER

STATUTES. THE PARTIES ACKNOWLEDGE, REPRESENT AND WARRANT THAT THEY ARE PURCHASING THE GOODS AND/OR SERVICES COVERED BY THIS AGREEMENT FOR COMMERCIAL OR BUSINESS USE AND NOT FOR PERSONAL, FAMILY, AND HOUSEHOLD PURPOSES; THAT THE PARTIES HAVE ASSETS OF TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) OR MORE ACCORDING TO THEIR MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GAAP; THAT PARTIES HAVE KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE THEM TO EVALUATE THE MERITS AND RISKS OF A TRANSACTION SUCH AS THIS; AND THAT THE PARTIES ARE NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.
(b)    THE PARTIES EXPRESSLY RECOGNIZE THAT THE CONSIDERATION FOR WHICH THE PARTIES AGREED TO PERFORM THEIR OBLIGATIONS UNDER THIS AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE DTPA AND THIS WAIVER OF THE DTPA. THE PARTIES FURTHER RECOGNIZE THAT THE OTHER PARTY, IN DETERMINING TO PROCEED WITH THE ENTERING INTO OF THIS AGREEMENT, HAVE EXPRESSLY RELIED ON THIS WAIVER AND THE INAPPLICABILITY OF THE DTPA.
ARTICLE 12
MISCELLANEOUS
Section 12.1    Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile or electronic transmittal (PDF) is as effective as executing and delivering this Agreement in the presence of other Parties to this Agreement.
Section 12.2    Notice.
All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile (or email) or by registered or certified mail, postage prepaid, as follows:

If to Antares:	Antares Energy Company
3837 Greenbrier Dr.
Dallas, Texas 75225
Attention: Vicky McAppion, Finance and Administration Manager
Email: vmcappion@antaresenergy.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
1000 Louisiana Street, Suite 2800
Houston, TX 77002-5005
Attention: Mr. Steven Torello
Telephone: 713-425-8419
Fax: 713-300-6019

If to Breitburn:	Breitburn Management Company
515 S. Flower Street, Suite 4800
Los Angeles, California 90071
Attention: Greg Brown
Fax: 213-225-5916
Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given (i) when physically delivered in person to the Party to which such notice is addressed, (ii) when transmitted to the Party to which such notice is addressed by confirmed facsimile transmission or electronic transmission, or (iii) at the time of receipt by the Party to which such notice is addressed. Notwithstanding the foregoing, delivery by Antares or Breitburn (as applicable) of a statement of the Consideration under Section 9.3, or a response or correspondence relating thereto, shall be deemed to have been duly given to the other Party when transmitted via electronic mail to the address(es) set forth above.
Section 12.3    Sales or Use Tax Recording Fees and Similar Taxes and Fees.
Breitburn shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Breitburn will timely furnish to Antares such certificate or evidence.
Section 12.4    Expenses.
Except as provided in Section 12.3, all expenses incurred by Antares in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the execution of this Agreement or the documents to be delivered herewith, including all fees and expenses of counsel, accountants and financial advisers employed by Antares, shall be borne solely and entirely by Antares, and all such expenses incurred by Breitburn shall be borne solely and entirely by Breitburn.
Section 12.5    Change of Name.
Unless otherwise authorized by Antares in writing, as promptly as practicable, but in any case within thirty (30) days after the date hereof, Breitburn shall eliminate the name “Antares” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Antares or any of its Affiliates.
Section 12.6    Replacement of Asset Bonds.
The Parties understand that none of the Asset Bonds are to be transferred to Breitburn. On or before the date hereof, Breitburn has obtained, or caused to be obtained in the name of Breitburn, the corresponding Asset Bonds as necessary to permit the cancellation or proportionate adjustment of Antares’s Asset Bonds, if applicable, and to consummate the transactions contemplated by this Agreement.
Section 12.7    Governing Law and Venue.
This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas without regard to principles of conflicts of Law that would direct the application of the Law of another jurisdiction. The venue for any action brought under this Agreement shall be Harris County, Texas.
Section 12.8    Jurisdiction; Waiver of Jury Trial.
EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE UNITED STATES FEDERAL COURTS LOCATED WITHIN HARRIS COUNTY, TEXAS (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES FEDERAL COURTS, TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS) WITH RESPECT TO ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, AND EACH OF THE PARTIES AGREES THAT ANY ACTION INSTITUTED BY IT AGAINST THE OTHER WITH RESPECT TO ANY SUCH DISPUTE, CONTROVERSY OR CLAIM (EXCEPT TO THE EXTENT A DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THE DETERMINATION OF CONSIDERATION ADJUSTMENTS PURSUANT TO SECTION 9.3(B) IS REFERRED TO AN EXPERT PURSUANT TO THAT SECTION) WILL BE INSTITUTED EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, THEN EXCLUSIVELY IN THE STATE COURTS LOCATED IN HARRIS, COUNTY, TEXAS). THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. IN ADDITION, EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION IN THE RESPECTIVE JURISDICTIONS REFERENCED IN THIS SECTION.

Section 12.9    Captions.
The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 12.10    Amendment; Waivers.
No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, or to exercise any right or privilege under this Agreement, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges under this Agreement.
Section 12.11    Assignment.
No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment or delegation made without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Party from selling or disposing of an interest in the Assets after the date hereof to another Person, subject to the other terms of this Agreement and all applicable agreements, instruments, obligations, covenants and burdens binding on the Assets, provided that such sale or disposition shall not relieve the selling or disposing Party of any covenant or obligation under this Agreement or any document or instrument delivered hereunder.
Section 12.12    Entire Agreement.
This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto, together with the Confidentiality Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In the event of a conflict between the Confidentiality Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.
Section 12.13    No Third Person Beneficiaries.
Nothing in this Agreement shall entitle any Person other than Breitburn and Antares to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 11.2(f).

Section 12.14    Public Announcements.
If a Party intends to issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, such Party shall deliver to the other Party a copy of any such press release or public statement before such Party (or its Affiliate or agent) issues or makes such press release or public statement.
Section 12.15    Invalid Provisions.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be effected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
Section 12.16    References.
In this Agreement:
(a)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
(b)    References to any agreement or contract are to that agreement or contract as amended, modified, or supplemented from time to time, except where the context otherwise requires;
(c)    References to any Person includes his successors and permitted assigns;
(d)    References to any Law are to that Law as amended from time to time (unless the context requires otherwise), and to the regulations, if any, promulgated thereunder,
(e)    References to any gender includes a reference to all other genders;
(f)    References to the singular includes the plural, and vice versa;
(g)    Reference to any Article or Section means an Article or Section of this Agreement;
(h)    Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;
(i)    References to $ or Dollars means United States Dollars.

(j)    Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and
(k)    “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.
Section 12.17    Construction.
Each of Antares and Breitburn has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.
Section 12.18    Limitation on Damages.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NONE OF BREITBURN, ANTARES OR ANY OF THEIR RESPECTIVE AFFILIATES OR INDEMNITEES SHALL BE ENTITLED TO EITHER PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS, REVENUE OR PRODUCTION) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF BREITBURN AND ANTARES, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES AND INDEMNITEES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS, REVENUE OR PRODUCTION) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS, REVENUE OR PRODUCTION) TO A THIRD PERSON THAT IS NOT AN INDEMNIFIED PARTY.
ARTICLE 13
DEFINITIONS
“Adjusted Consideration” has the meaning set forth in Section 2.1.
“Adjustment Period” has the meaning set forth in Section 2.2(a).
“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person.
“Agreed Interest Rate” shall mean simple interest computed at the rate of the prime interest rate as published in the Wall Street Journal.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Allocated Value” has the meaning set forth in Section 2.3.

“Antares” has the meaning set forth in the first paragraph of this Agreement.
“Antares’s Auditor” has the meaning set forth in Section 7.11.
“Antares Indemnitees” shall mean Antares, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Antares or its Affiliates.
“Antares Indemnity Obligations” has the meaning set forth in Section 11.2(c).
“Antares Operated Assets” shall mean Assets operated by Antares or its Affiliates.
“Assets” has the meaning set forth in Section 1.2.
“Asset Bonds” means all bonds, letters of credit, guarantees or similar instruments or obligations, if any, posted or promised by Antares with Governmental Bodies, or to the extent securing Assumed Antares Obligations, posted or promised by Antares with other third Persons, in each case relating to the ownership or operation of the Assets, including lease bonds, operator bonds and plugging and abandonment bonds.
“Assumed Antares Obligations” has the meaning set forth in Section 11.2(a).
“Audited Special Financial Statements” has the meaning set forth in Section 7.11.
“Breitburn” has the meaning set forth in the first paragraph of this Agreement.
“Breitburn Indemnitees” means Breitburn, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Breitburn or its Affiliates.
“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.
“Cash Consideration” has the meaning set forth in Section 2.1.
“Claim Notice” has the meaning set forth in Section 11.3(b).
“Code” has the meaning set forth in Section 2.3.
“Common Units” has the meaning set forth in Section 2.1.
“Confidentiality Agreement” means any existing confidentiality agreement between Breitburn and Antares.
“Consent Requirement” has the meaning set forth in Section 3.5(a).
“Consideration” has the meaning set forth in Section 2.1.
“Contracts” has the meaning set forth in Section 1.2(d).

“Conveyance” has the meaning set forth in Section 3.1(b).
“COPAS” has the meaning set forth in Section 1.4(b).
“Damages” has the meaning set forth in Section 11.2(e).
“Defensible Title” has the meaning set forth in Section 3.2(a).
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.
“DTPA” has the meaning set forth in Section 11.6(a).
“Effective Time” has the meaning set forth in Section 1.4.
“Environmental Laws” means, as the same have been amended as of the Effective Time, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. (the “Clean Water Act”); the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629 (“TSCA”); the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Effective Time of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment, and all regulations implementing the foregoing. Notwithstanding the foregoing, the phrase “violation of Environmental Laws” and words of similar import used herein shall mean, as to any given Asset, the violation of or failure to meet specific objective requirements or standards that are clearly applicable to such Asset under applicable Environmental Laws where such requirements or standards are in effect as of the Effective Time.
“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), Damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Law which is attributable to the ownership or operation of the Properties prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Law to the extent attributable to the ownership or operation of the Properties prior to the Effective Time, provided that Environmental Liabilities excludes any of the foregoing liabilities to the extent caused by or relating to NORM or otherwise disclosed in any Schedule.
“Equipment” has the meaning set forth in Section 1.2(f).

“Exchange Act” has the meaning set forth in Section 7.11.
“Excluded Assets” has the meaning set forth in Section 1.3.
“Excluded Records” means:
(i) all books, data, correspondence, records and files that relate to the Excluded Assets;
(ii) copies of any other records retained by Antares pursuant to Section 1.5;
(iii) any books, records, documents, correspondence, data, software, logs, files, maps and accounting records to the extent disclosure or transfer is restricted by third-Person agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 3.5, or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than an Affiliate of Antares, or by applicable Law, and for which no consent to transfer has been received or for which Breitburn has not agreed in writing to pay the fee or other consideration, as applicable;
(iv) all legal files, records and correspondence of Antares, all records and correspondence protected by or subject to attorney-client privilege, all engagements and similar letters and agreements with Antares’s legal advisors, and all work product of Antares’s legal counsel, but excluding in each case the Leases, Contracts, Surface Rights and title opinions (and any work product related thereto), it being agreed that Breitburn shall have no right to claim, own or waive any attorney-client or similar privilege in favor of Antares or any of its Affiliates with respect to the ownership or operation of the Assets;
(v) (A) records and correspondence relating to the presentation, offer, negotiation or consummation of the sale of the Assets or any interest in the Properties, or to the preparation or negotiation of this Agreement (or any similar transaction agreement) or any Exhibit, Schedule or document to be delivered pursuant hereto, including marketing materials, research, pricing or valuation information, bidding materials and bids, and correspondence and transaction documents exchanged with third Persons, and (B) all agreements and engagements of Antares or any Affiliate with investment advisors, underwriters, brokers or consultants in connection with the foregoing; and
(vi) Antares’s proprietary or internal reserve studies, estimates and evaluations, estimates and valuations of assets or unliquidated liabilities, pilot studies, engineering, production, financial or economic studies or forecasts, and any and all similar forward-looking economic, evaluative, or financial information relating to the Assets and not already provided to Breitburn, and, to the extent not transferable, all licensed or proprietary geological, geophysical or seismic data.
“Final Settlement Date” has the meaning set forth in Section 3.5(a).
“Final Settlement Statement” has the meaning set forth in Section 9.3(b).
“Financial Statement Period” has the meaning set forth in Section 7.11.

“GAAP” means United States generally accepted accounting principles, as consistently applied by Antares in accordance with its past practices.
“Governmental Authorizations” has the meaning set forth in Section 5.14.
“Governmental Body” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.
“Hazardous Materials” means any toxic or hazardous material or substances; solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; radioactive materials, including naturally occurring radioactive materials; and any other chemical, pollutant, contaminant, substance, or waste, including a petroleum or petroleum-derived substance or waste, that is regulated under any Environmental Laws, including any substance that would require remediation, clean-up, or other action if spilled or released.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, including scrubber liquid inventory and ethane, propane, isobutene, nor-butane and gasoline inventories (excluding tank bottoms), and sulphur and other minerals extracted from or produced from the foregoing hydrocarbons.
“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.
“Indemnified Party” has the meaning set forth in Section 11.3(a).
“Indemnifying Party” has the meaning set forth in Section 11.3(a).
“Indemnitee” means a Breitburn Indemnitee or Antares Indemnitee, as applicable.
“Indemnity Deductible” has the meaning set forth in Section 11.4(c)(ii).
“Independent Expert” has the meaning set forth in Section 9.3(b).
“Lands” has the meaning set forth in Section 1.2(a).
“Laws” means any and all applicable laws, statutes, rules, regulations, ordinances, orders, codes, decrees, writs, injunctions, judgments, or principles of common law that are promulgated, issued, or enacted by a Governmental Body.
“Leases” has the meaning set forth in Section 1.2(a).

“Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Assets, as currently operated, which is material to the ownership, operation or value of the Assets, taken as a whole; provided, however, that the following shall not be deemed to constitute, create, or cause a Material Adverse Effect: any changes, circumstances or effects that (a) affect generally the oil and gas industry, such as fluctuations in the price of commodities, industry inputs, or Hydrocarbons, (b) result from international, national, regional, state, or local economic conditions, (c) result from general developments or conditions in the oil and gas industry, (d) result from changes in Laws (including regulatory or enforcement policy) applicable to Antares or its Affiliates, (e) result from any of the transactions contemplated by this Agreement and any public announcement thereof, (f) result from the failure of a Governmental Body to act or omit to act pursuant to Law, (g) result from Acts of God or natural disasters, (h) result from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including terrorist attacks, or (i) result from a condition that is cured or eliminated on or before the date hereof.
“NASDAQ” means the NASDAQ Global Select Market.
“Net Revenue Interest” has the meaning set forth in Section 3.2(a)(i).
“Non-Operated Assets” shall mean all Assets other than the Antares Operated Assets.
“NORM” means naturally occurring radioactive material.
“Parent” means Breitburn Energy Partners LP, a Delaware master limited partnership.
“Parent SEC Reports” has the meaning set forth in Section 6.13.
“Partnership Agreement” means the partnership agreement of Parent, as amended from time to time.
“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.
“Permitted Encumbrances” has the meaning set forth in Section 3.3.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.
“Preferential Rights and Consents” has the meaning set forth in Section 3.5.
“Proceeding” means any suit, legal action, or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or formal investigation.
“Properties” and “Property” have the meanings set forth in Section 1.2(c).
“Property Costs” has the meaning set forth in Section 1.4(c).

“Property Taxes” has the meaning set forth in Section 7.7(a).
“Records” has the meaning set forth in Section 1.2(i).
“SEC” has the meaning set forth in Section 6.13.
“Securities Act” means the Securities Act of 1933, as amended.
“Special Financial Statements” has the meaning set forth in Section 7.11.
“Special Warranty” has the meaning set forth in Section 7.8.
“Subject Property” has the meaning set forth in Section 3.2(a)(i).
“Surface Rights” has the meaning set forth in Section 1.2(e).
“Suspended Proceeds” has the meaning set forth in Section 7.9.
“Tax Returns” has the meaning set forth in Section 5.8.
“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.
“Third Party Claim” has the meaning set forth in Section 11.3(b).
“Unit Consideration” has the meaning set forth in Section 2.1.
“Units” has the meaning set forth in Section 1.2(c).
“Wells” has the meaning set forth in Section 1.2(b).
“Working Interest” has the meaning set forth in Section 3.2(a)(ii).

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

ANTARES

ANTARES ENERGY COMPANY

By:	/s/ James Cruickshank
James Cruickshank
President

BREITBURN

BREITBURN OPERATING LP

By: Breitburn Operating GP LLC, its General Partner

By:	/s/ Halbert S. Washburn
Halbert S. Washburn
Chief Executive Officer